Exhibit 10.13

March 15, 2010

Ms. Joanne Bradford
140 Derby Lane
Moraga, CA 94556

Re:                               Employment Agreement with Demand Media, Inc.

Dear Joanne:

On behalf of Demand Media, Inc. (the “Company”), I am pleased to offer you employment as the Chief Revenue Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”).  You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1.             Term of Employment.  Your employment under this Agreement shall commence on March 26, 2010 (the “Start Date”) and will continue until March 31, 2014 (the “Initial Term”).  Notwithstanding the foregoing, and subject to the provisions of Section 3 herein, either party may terminate this Agreement on thirty (30) days’ prior written notice before the expiration of the Initial Term.  After the Initial Term, this Agreement shall continue in full force and effect for successive one-year periods, subject to either party’s right to terminate the Agreement upon no less than sixty (60) day’s prior written notice, and to the provisions of Section 3 herein.

2.             Position and Duties.  During the Initial Term, the Company shall employ you as its Chief Revenue Officer, and you shall report to the Company’s Chief Executive Officer (currently Richard Rosenblatt).  Your duties shall include such lawful duties as the Board may delegate to you from time to time that are not inconsistent with duties assigned to a C-level officer of a company of comparable size and with a similar business to that of the Company.  You agree to commit substantially all of your working time, attention and efforts to the position on a full-time basis.  Subject to the foregoing, the Company acknowledges that, outside of your obligations to the Company, you may also be spending a reasonable amount of time on Permitted Activities (as defined below).  This Agreement is personal to you and you may not assign or delegate any of your rights or obligations hereunder without first obtaining the written consent of the Company by action of the Board of Directors of the Company (the “Board”).

3.             Compensation and Benefits.  In consideration for your services to the Company during the Initial Term, you shall receive the following compensation and benefits from the Company.

(a)           Base Salary.  The Company shall pay you an annual base salary at the rate of two hundred twenty-five thousand dollars ($225,000 U.S.) per year to be paid in installments according to the Company’s regular payroll policy, as in effect from time to time.  The Company shall withhold and deduct all applicable federal and state income and employment and disability taxes from your base salary as required by applicable laws.  Your salary shall be reviewed annually and you shall be eligible for discretionary annual increases in your base salary in connection with the Company’s annual executive compensation and performance review conducted by the Board.

(b)           Annual Incentive Opportunity; Sales Commission.

(1)             Annual Incentive Opportunity.  You shall be eligible to participate in any bonus plan that the Company may maintain or establish for the executives of the Company on the terms that apply to the executives of the Company.  Such annual target bonus shall be set at forty percent (40%) of your annual base salary in effect during the year for which the bonus is applicable, based on the attainment of your personal performance criteria and the Company’s attainment of its business and financial performance criteria, in each case established and evaluated by the Company in its sole discretion, provided, that your actual bonus for any year may equal less than 40% of your base salary (and may equal zero), depending upon whether and to what extent such criteria are attained. Incentive bonuses shall be pro-rated for any partial year of service.  Payment of any incentive bonus(es), to the extent any such incentive bonus(es) become payable, will be contingent upon your continued employment through the date on which such payments are paid generally under the applicable bonus plan.  But if your employment is terminated by the Company without Cause or by you for Good Reason (both as defined below) before the Company pays incentive bonuses generally to its employees in respect of service during calendar year 2010, you will nonetheless be entitled to receive a prorated incentive bonus payment paid at the same time as the Company pays incentive bonuses generally, subject to adjustment (either upwards or downwards, as applicable) to the same extent as the bonus pool for the Company’s executive employees is adjusted generally.  The incentive payment(s) shall be paid in cash or such other form agreed upon by you and the Compensation Committee of the Board or the Board.

(2)             Sales Commission.  For calendar year 2010, you shall be eligible for commission payments as follows: (a) one quarter of one percent (0.25%) of the sum of worldwide sales of premium, branded advertising and year 1 bookings of the Pluck enterprise solution (“Commissionable Sales”); and (b) if Commissionable Sales exceed fifteen million dollars ($15,000,000) in 2010, one half of one percent (0.50%) on sales above that threshold.   Commissionable Sales made prior to the Start Date will be included in determining whether the $15,000,000 sales target has been achieved.  But you will be paid commission only on Commissionable Sales made after the Start Date.  Payments of commissions are made after the end of each calendar quarter conditioned upon your continued employment with the Company. The calculation of Commissionable Sales and other factors affecting your commission shall be made by the Company in the exercise of its reasonable discretion in accordance with the Company’s sales commission policies.  Calculation and payment of all sales commissions subsequent to calendar year 2010 shall be agreed upon between you and the Company in advance of each successive calendar year.

(c)           Restricted Stock and Stock Option Grant.

(1)           Restricted Stock.  Subject to the Board’s approval and the commencement of your employment, the Company agrees to grant to you four hundred thousand (400,000) restricted shares of the Company’s common stock (the “Restricted Stock”) under the

Company’s Amended and Restated 2006 Equity Incentive Plan (as may be further amended from time to time, the “Plan”) as soon as practicable after the Start Date.  The terms and conditions of the Restricted Stock, including any restrictions thereon, shall be set forth in a Restricted Stock agreement to be entered into by the Company and you which shall evidence the grant of the Restricted Stock (the “Restricted Stock Agreement”).  Subject to the provisions of this Section 3(c)(1) and Section 3(f) below, all such shares of Restricted Stock shall be subject to and governed by the terms and conditions of the Plan and the Restricted Stock Agreement.

(2)  Stock Option. Subject to the Board’s approval and the commencement of your employment, the Company agrees to grant to you a non-qualified stock option to purchase four hundred thousand (400,000) shares of the Company’s common stock (the “Stock Option”) as soon as practicable following the Start Date.  The Stock Option shall vest upon grant with respect to 100,000 shares subject thereto (the “Signing Bonus Shares”).  The Stock Option shall be granted to you under the Plan at an exercise price per share equal to 100% of the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board in accordance with the terms of the Plan. The terms and conditions of the Stock Option, including any restrictions thereon, shall be set forth in a Stock Option agreement to be entered into by the Company and you which shall evidence the grant of the Stock Option (the “Stock Option Agreement”).  The Stock Option shall be subject to and governed by the terms and conditions of the Plan and the Stock Option Agreement.

(3)           Scheduled Vesting. The Restricted Stock and the Stock Option shall be subject to such restrictions as the Company shall determine, which may include, without limitation, any reacquisition and transferability restrictions.  Subject to your continued employment with the Company, the Restricted Stock shall vest as follows: one-fourth (1/4) of the Restricted Stock on each of the first, second, third and fourth anniversaries of the date of grant.  Further subject to your continued employment with the Company, the Stock Option (other than the Signing Bonus Shares) shall vest as follows: 75,000 shares subject to the Stock Option on the first anniversary of the date of grant and an additional 6,250 shares subject to the Stock Option on the first day of each month thereafter.

(d)           Section 401(k) Plan and Other Benefits.  As an employee of the Company, you shall be eligible to participate in the Company’s 401(k) Plan, subject to the terms of that plan.  Subject to the terms of such other plans, you shall be eligible to receive such other benefits or rights as may be provided under any employee benefit plans provided by the Company to its executives that are now or hereafter will be in effect, including participation in life, medical, disability and dental insurance plans.  Nothing in this provision shall, or shall be construed to, obligate the Company to maintain any particular benefit plan(s), including without limitation, any 401(k) plan.

(e)           Vacation and Sick Leave.  The Company’s policy is to not provide a fixed number of paid vacation, personal or sick days per year for executive level employees.  As an executive officer, we expect you to use your judgment to take time off from work for vacation or other personal time in a manner consistent with performing your work in a timely fashion, providing excellent service to our customers and partners and avoiding inconveniencing your co-workers.

(f)            Termination and Change of Control Payments and Benefits.

(1)           Termination for Cause or Termination Other than for Good Reason.  In the event that your employment with the Company is terminated by the Company for Cause or is terminated by you for any reason other than Good Reason, then you shall become entitled to (i) payment of your accrued but unpaid salary through the date of the termination of your employment, and (ii) reimbursement of any business expenses that are reimbursable in accordance with Section 5 below and are incurred by you prior to the date of termination, (together, the “Accrued Obligations”).  The Accrued Obligations shall be paid to you promptly following your termination of employment, but in any event within fifteen (15) days after termination (or such shorter period as may be required under applicable law).

(2)           Termination Without Cause or for Good Reason or Termination Due to Death or Disability.  In the event that your employment with the Company is terminated by the Company without Cause, is terminated by you due to a Good Reason or is terminated due to your death or Disability and, in any event, such termination constitutes a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”)), then you or your estate (if applicable) shall be entitled to (i) the Accrued Obligations; (ii) any incentive bonus due pursuant to Section 3(b)(1); and (iii) sales commission payments due and owing to you pursuant to Section 3(b)(2) as of the date of such Separation from Service plus the following severance benefits (the “Severance”), subject to your (or your estate’s) execution and non-revocation of an effective release and waiver of claims in form and substance satisfactory to the Company.

(i)            Cash Severance Payment.  The Company shall pay you or your estate (if applicable) an amount equal to four (4) months of your then-current base salary payable, subject to Section 10 below, in substantially equal installments on the Company’s regularly scheduled payroll dates over the four (4)-month period immediately following the date of such Separation from Service (the “Termination Date”), provided, that such payments shall not commence until the Company’s first payroll date occurring on or after the 30th day following the Termination Date (the “First Payroll Date”) and any amounts that would otherwise have been paid to you pursuant to this Section 3(f)(2)(i) prior to such payroll date shall be paid in a lump-sum on the First Payroll Date, and, provided, further, that in no event shall any amounts be paid later than the fifteenth day of the third month following the year in which the Termination Date occurs (the “Short-Term Deferral Date”) and, to the extent that any payments pursuant to this Section 3(f)(2)(i) would be paid to you after the Short-Term Deferral Date absent this proviso, such amounts shall instead be paid to you on the last regularly scheduled Company payroll date occurring on or prior to the Short-Term Deferral Date.  Each payment made pursuant to this Section 3(f)(2)(i) shall be treated as a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(ii)           Continuation Coverage.  The Company shall provide continuation healthcare coverage for you and your dependents, at the same cost to you as immediately prior to the date of termination (subject to premium increases affecting participants in such plan(s) generally), for a period of four (4) months from your date of termination, to the extent that each such individual received healthcare coverage immediately prior to such termination, subject to your (and/or your dependents’) proper election of continuation healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder, provided, that if, prior to the expiration of the continuation coverage period, any plan pursuant to which such benefits are provided ceases to be exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each such remaining premium shall thereafter be paid to you as currently taxable compensation in substantially equal monthly installments over the remainder of the continuation coverage period.

(iii)         Accelerated Vesting.  If a Separation of Service described in Section 3(f)(2) occurs prior to a Change of Control, one hundred thousand (100,000) shares of Restricted Stock and one hundred thousand (100,000) shares of common stock subject to the Stock Option shall be deemed to vest immediately prior to your date of termination.

(3)           Change of Control.  If a Change of Control (as defined in the Plan) shall occur and either (x) you remain employed by the Company through the three-month anniversary of such Change of Control or (y) the Company terminates your employment other than for Cause or you terminate your employment for Good Reason prior to such three-month anniversary (in either case, an “Acceleration Event”), then, in either case, the unvested portion of the Restricted Stock and Stock Option shall vest immediately upon the occurrence of such Acceleration Event with respect to the greater of (A) 100,000 shares of the Restricted Stock and 100,000 of the shares subject to the Stock Option or (B) fifty percent (50%) of the shares of the then unvested shares subject to the Stock Option and fifty percent (50%) of the then unvested Restricted Stock, provided further, that if the Company terminates your employment other than for Cause or you terminate your employment for Good Reason after a Change of Control, an additional 100,000 shares of the Restricted Stock and 100,000 of the shares subject to the Stock Option (or such lesser amount of the Stock Option and Restricted Stock as remains unvested) shall vest immediately prior to such termination.

(g)           Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

(1)           “Cause” shall mean:

(i)            your failure (other than due to Disability) to materially comply with written Company policies generally applicable to Company officers or employees or any directive of the Board that is reasonably achievable, that is not inconsistent with your position as Chief Revenue Officer or the fulfillment of your fiduciary duties and that is not otherwise prohibited by law or established public policy;

(ii)           your engagement in willful misconduct against the Company that is materially injurious to the Company;

(iii)          your engagement in any activity that is a conflict of interest or competitive with the Company (other than (1) your management of current personal investments which do not require your active participation in the management or the operation of the investments (2) your current position as a Board Member of Modelinia, Inc., and (3) other passive investment in which you do not take an operating role, to the extent any such service does not prevent you from discharging all of your duties under this Agreement (the activities described in clauses (1), (2) and (3) are hereafter referred to as “Permitted Activities”);

(iv)          your engaging in any act of fraud or dishonesty against the Company or any of its Affiliates or any reckless or intentional, material breach of federal or state securities or commodities laws or regulations;

(v)           your engaging in an act of assault or other act of violence in the workplace;

(vi)          your harassment of any individual in the workplace based on age, gender or other protected status or class or material violation of any policy of the Company regarding harassment (subject to investigation and verification by an independent third party of such harassment claim); or

(vii)         your conviction, guilty plea or plea of nolo contendre for any felony charge.

provided, that with the exception of clauses (ii) and (iv)-(vii), the Company shall not have Cause to terminate your employment unless: (i) it provides you with written notice setting forth in reasonable detail the acts or omissions constituting the grounds for Cause, and (ii) it provides you at least thirty (30) days to cure the conditions giving rise to such Cause, to the extent curable.

(2)           “Change of Control” shall have the meaning assigned to such term in the Plan.

(3)           “Disability” shall mean a disability as determined under the Company’s applicable long-term disability plan that prevents you from performing your duties under this Agreement (even with a reasonable accommodation by the Company) for a period of six months or more or, if no such plan applies, shall have the meaning determined in the discretion of the Board.

(4)           “Good Reason” shall mean any one of the following without your consent:

(i)            any action by the Company which results in a material diminution of your authority, duties or responsibilities (other than (A) any insubstantial action not taken in bad faith and which is promptly cured by the Company, to the extent curable, upon notice by you, and (B) a change in your title, authority, duties and/or responsibilities following a Change of Control if your new title is that of an executive officer of the entity surviving such Change of Control (or, if applicable, its parent company) reporting directly to the Chief Executive Officer, Chief Operating Officer, or President of the entity surviving such Change of Control (or, if applicable, its parent company) and your authority, duties and responsibilities are commensurate with such title);

(ii)           a reduction in your base salary;

(iii)          a material breach by the Company of its obligations hereunder;

(iv)          the requirement by the Company that you relocate your residence more than fifty (50) miles from your current home address.

provided, that you shall not have Good Reason to terminate your employment with the Company unless (i) you provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason (“Notice”) within ninety (90) days after you first become aware (or should, with reasonable diligence, have become aware) of the existence of the grounds for Good Reason (but in no event later than two years after the initial existence of such occurrence), and (ii) you provide the Company at least thirty (30) days to cure the conditions giving rise to such Good Reason, and (iii) you terminate employment no later than one hundred twenty (120) days after providing Notice to the Company.

4.             Confidentiality and Invention Assignment Agreement.  In connection with the Company’s entering into this Agreement and in further consideration hereof, you hereby agree to execute, no later than substantially contemporaneously with your Start Date, the Confidential Information and Development Agreement attached hereto as Exhibit A.

5.             Business Expenses.  You shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and activities associated with promoting or maintaining the business of the Company.  All expenses as described in this paragraph shall be reimbursed only upon presentation by you of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of your duties in accordance with the Company’s policies.

6.             Return Of Company Property.  Upon your termination of employment from the Company or as earlier requested by the Company, you agree to return to the Company all Company documents (and all copies thereof in any form contained) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the “Company Property”).  You agree to conduct a good faith and diligent search of your belongings to ensure your compliance with the provisions of this Section 6.

7.             Binding on Successors.  This Agreement shall be binding upon the Company and any entity which is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, or an affiliate of any such entity, and becomes your employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this letter agreement.

Any failure by a successor to the Company to perform the Company’s obligations hereunder (subject to clause (B) of subsection (i) of the definition of Good Reason above) shall constitute a material breach of this Agreement.

8.             Arbitration.  You agree that any future disputes between you and the Company (the “parties”) including but not limited to disputes arising out of or related to this Agreement, shall be resolved by binding arbitration before the American Arbitration Association in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where section 8(f) below specifically allows a different remedy.

(a)           The parties agree initially to attempt to resolve any such disputes in good faith, which may include voluntary non-binding mediation paid for by the Company.

(b)           If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration according to the California Code of Civil Procedure, including the provisions of Section 1283.05, pertaining to discovery.

(c)           The arbitrator shall have the authority to determine whether the conduct complained of violates the complainant’s rights and, if so, to grant any relief authorized by law; subject to the exclusions of section (f) below.  The arbitrator shall not have the authority to change or refuse to enforce any lawful term of this Agreement.

(d)           The Company shall bear the costs of the arbitration.  If the Company prevails, you shall pay any litigation costs (but not attorneys’ fees) of the Company to the same extent as if the matter had been heard in a court of general jurisdiction.  Each party shall pay its own attorneys’ fees, unless the arbitrator orders otherwise, pursuant to applicable law.

(e)           Arbitration shall be the exclusive final remedy for any dispute between the parties, such as disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes.

(f)            The parties agree that the arbitration award shall be enforceable in any court having competent jurisdiction to enforce this Agreement, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(g)           Any arbitration pursuant to this Section 8 shall be conducted in the city of Los Angeles, California, unless the parties mutually agree to a different location for the arbitration.

9.       Indemnification.   During your employment with the Company, the Company shall maintain a Directors and Officers insurance policy covering its directors and officers consistent with prevailing commercial practice, and you shall be entitled to indemnification as set forth in the Company’s Certificate of Incorporation and Bylaws.

10.     Section 409A.

(a)              General.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A (together with Department of Treasury regulations and other official guidance issued thereunder, “Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall consult with you and adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, that this Section 10 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify you for any failure to do so.

(b)           Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, compensation and benefits that become payable in connection with your Separation from Service (if any), including without limitation any Severance payments, shall be paid to you during the 6-month period following your Separation from Service only to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement will not cause you to incur additional taxes under Section 409A.  If the payment of any such amounts is delayed as a result of the previous sentence, then, on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of your death), the Company shall pay to you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such 6-month period.

11.          Representations.

(a)           No Violation of Other Agreements.  You hereby represent and warrant to the Company that (1) you are entering into this Agreement voluntarily and that, to the best of your knowledge after consultation with counsel, the performance of your obligations hereunder will not violate any agreement between you and any other person, firm, organization or other entity; and (2) to the best of your knowledge after consultation with counsel, you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by your entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

(b)           No Disclosure of Confidential Information.  You hereby represent and warrant to the Company that, to the best of your knowledge after consultation with counsel, the performance of your duties under this Agreement will not require you to, and you shall not, rely on in the performance of your duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any of your previous employers.

12.          Notice.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the Parties):

If to the Company:

Demand Media, Inc.

1333 2nd Street, Suite 100

Santa Monica, CA 90401

Tel: (310) 394 6400

Attention: Chief Executive Officer

If to you:

Joanne Bradford

140 Derby Lane

Moraga, CA 94556

Tel: (415) 279-8388

and to:

Joseph A. Piesco, Jr., Esq.

Kasowitz, Benson, Torres & Friedman LLP

1633 Broadway

New York, NY 10019

Tel: (212) 506-1955

or to such other address as any Party hereto may designate by notice to the other in accordance with this Section 12, and shall be deemed to have been given upon receipt.

13.          Miscellaneous.

(a)           This Agreement (together with the Restricted Stock Agreement, the Stock Option Agreement, and the Confidential Information and Development Agreement) constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment with the Company.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

(b)           Subject to the mandatory arbitration provided in Section 8 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the Superior Court of the County of Los Angeles or the U.S. District Court for the Central District of California.

(c)           This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.  Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

(d)           This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.  Facsimile signatures shall be deemed as effective as original signatures.

(e)           This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.  A copy of the Agreement is also being provided to you for your records.

I and the other members of the Board of Directors of the Company look forward to your future contributions to the Company.

Sincerely,

DEMAND MEDIA, INC.

	By:	/s/ Richard Rosenblatt
Name: Richard Rosenblatt
Title: CEO and Chairman of the Board

AGREED AND ACCEPTED:

/s/ Joanne Bradford	March 15, 2010
JOANNE BRADFORD